EXHIBIT 10-B

COLGATE-PALMOLIVE COMPANY

2022 PERFORMANCE STOCK UNIT AWARD
NOTICE OF GRANT

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Colgate-Palmolive

You have been granted the following performance-based Restricted Stock Units (“PBRSUs”) in accordance with the attached 2022 Performance Stock Unit Award Agreement (the “Agreement”):

Date of Grant:	March 10, 2022
Target Number of PBRSUs:	/$AwardsGranted$/
Fair Market Value of Common Stock on Grant Date:	$73.84
Performance Period:	January 1, 2022 through December 31, 2024
Vesting Date:	The date the Committee certifies performance of the performance criteria set forth in Exhibit A to the Agreement (the “Certification Date”)
Settlement Date:	As soon as administratively practicable following the Certification Date, but no later than the earlier of (i) 60 days after the Certification Date and (ii) March 15, 2025.

This award is made under the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”), and is subject to the terms, conditions, limitations and restrictions contained in or established pursuant to the Plan, the Agreement and, if applicable, the Company’s Clawback Policy and all requirements of applicable law, including the provisions relating to the forfeiture of PBRSUs upon termination of your employment. Capitalized terms used in this Notice of Grant that are not defined in this Notice of Grant have the meanings as used or defined in the Agreement.

ATTACHMENT: 2022 Performance Stock Unit Award Agreement

COLGATE-PALMOLIVE COMPANY
2022 PERFORMANCE STOCK UNIT AWARD AGREEMENT
THIS AWARD AGREEMENT (this “Agreement”), effective as of the date indicated on the Notice of Grant delivered herewith (the “Notice of Grant”), is made and entered into by and between Colgate- Palmolive Company, a Delaware corporation (the “Company”), and the individual named on the Notice of Grant (“you”).
WITNESSETH:
WHEREAS, the Colgate-Palmolive Company 2019 Incentive Compensation Plan (the “Plan”) provides for the grant of performance-based Restricted Stock Units, which are referred to in this Agreement as “PBRSUs;” and
WHEREAS, the Committee has awarded to you the PBRSUs described in the Notice of Grant, subject to the terms and conditions of this Agreement and the Plan.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to you to continue as an employee of the Company (or its Affiliates), you and the Company hereby agree as follows:
Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the Plan.
A.    Terms and Conditions Applicable to PBRSUs
1.Grant of Award. The Award consists of that number of PBRSUs that has been approved for the Award to you by the Committee as the target number of PBRSUs, as set forth in the Notice of Grant (“Target PBRSUs”). Each PBRSU is equivalent to one Share. Your rights to the PBRSUs are subject to this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other terms and conditions, if any, as may be imposed by law.
2.Vesting of Award.
(a)Vesting Conditions. The number of PBRSUs earned and vested with respect to the Performance Period (as defined in Exhibit A) shall be determined based on the extent to which the performance criteria set forth in Exhibit A hereto (the “Performance Criteria”) are attained. Except as otherwise provided in Section A.2(b) and Section A.2(c) below, if (i) the Committee certifies in writing the extent to which the applicable Performance Criteria in the Performance Period are attained, (ii) you remain continuously employed by the Company or an Affiliate through the date on which the Committee certifies such performance (the “Certification Date”), and (iii) you comply with the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement, you will become vested in the number of PBRSUs earned pursuant to Exhibit A as of the Certification Date.
(b)Termination of Employment due to Death, Disability or Retirement. Unless otherwise determined by the Committee, if (i) you are employed with the Company or an Affiliate for at least six months of the Performance Period and (ii) (A) you begin to receive benefits under the Company’s long-term disability plan, (B) you terminate your employment with the Company or an Affiliate due to Retirement or (C) your employment with the Company or an Affiliate terminates due to your death, in each case on or before the Certification Date, the remaining portion of the Performance Period shall continue through its last day, and you shall become vested as of the Certification Date in a pro-rata portion of the PBRSUs equal to the product obtained by multiplying (x) the total number of PBRSUs earned with respect to the Performance Period based on actual performance during the Performance Period as determined in accordance with Exhibit A by (y) a fraction, the numerator of which is the total number of months in the Performance Period during which you are employed by the Company or an Affiliate (or, in the case of (A) above, the number of months during the Performance Period before you began receiving benefits under the Company’s long-term disability plan) and the denominator of which is 36.
(c)Vesting Upon a Change in Control. The treatment of your PBRSUs in the event of a Change in Control shall be governed by Section 11 of the Plan.

(d)Forfeiture of Unvested PBRSUs. Except as provided in Section A.2(b) or Section A.2(c) above, or as otherwise determined by the Committee, if your employment with the Company or an Affiliate terminates for any reason during the Performance Period or the period after the Performance Period and before the Certification Date, any PBRSUs will be forfeited and canceled as of the date of such termination of employment.
3.Distribution of Shares.
(a)Distribution Upon Vesting. The Company will distribute to you (or to your estate in the event of your death) the Shares represented by the PBRSUs that are earned and vested in accordance with Section A.2 above and Exhibit A as soon as administratively practicable, but no later than the earlier of (i) 60 days after the Certification Date, and (ii) March 15, 2025.
(b)Forfeiture of Shares; Termination for Cause. Notwithstanding any provision of this Agreement or the Plan to the contrary, if (i) your employment with the Company or an Affiliate is terminated for Cause, or (ii) your employment with the Company or an Affiliate is terminated for any reason, voluntarily or involuntarily, and before the Certification Date it is discovered that you engaged in conduct that would have justified termination for Cause, your rights in your unvested PBRSUs will be immediately forfeited and canceled as of such termination date.
B.    Prohibited Conduct. In consideration of the grant by the Company of the PBRSUs and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending to be legally bound, agree to the provisions regarding “Prohibited Conduct” set forth on Annex A to this Agreement. Annex A to this Agreement is part of this Agreement.
C.    Additional Terms and Conditions
1.Compliance With Law. The Plan, the granting and vesting of the PBRSUs, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The International Appendix hereto describes additional terms and conditions applicable to the PBRSUs in certain foreign countries. The Company, in its discretion, may postpone the vesting of the PBRSUs, the issuance or delivery of Shares under this Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal, state or foreign country law, rule or regulation and may require you to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the vesting of the PBRSUs or to otherwise sell or issue Shares in violation of any such laws, rules or regulations. Neither the Company nor its directors or officers shall have any obligation or liability to you caused by any postponement of the vesting or settlement of the PBRSUs (or Shares issuable thereunder).
2.No Stockholder Rights. Except as set forth in the Plan, neither you nor any person claiming under or through you shall be, or have any of the rights or privileges of, a stockholder of the Company (e.g., you have no right to vote or receive dividends) in respect of the Shares issuable pursuant to this Award unless and until your Shares shall have been issued.
3.Tax Withholding. No later than the date as of which an amount first becomes includible in your gross income for federal, state, local or foreign tax purposes with respect to this Award, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of this Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with any such procedures as the Committee may establish. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to you. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
4.PBRSUs Not Transferable. The PBRSUs granted herein are not transferable except in accordance with the provisions of the Plan.

5.Plan Incorporated. You accept the PBRSUs hereby granted subject to all the provisions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. In the event of a conflict between this Agreement and the Plan, the Plan shall prevail.
6.No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company or an Affiliate to terminate your employment at any time, with or without Cause, or shall be deemed to create any rights to employment on your part. The rights and obligations arising under this Agreement are not intended to and do not affect the employment relationship that otherwise exists between the Company or an Affiliate and you, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and you. To the extent there is a conflict between this Agreement and such an employment contract as it relates to the PBRSUs awarded hereunder, the terms of this Agreement shall govern and take priority.
7.Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Secretary at the Company’s principal executive offices, and any notice to be given to you shall be addressed to you at the address on file with the Company and/or the Company’s plan administrator, Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”). Either the Company or you may designate a different address by written notice to the other. Written notice to said addresses shall be effective to bind the Company, you and your representatives and beneficiaries.
8.Binding Agreement. Subject to the limitations in this Agreement on the transferability by you of the Award granted herein, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.
9.Governing Law; Jurisdiction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware and the United States, as applicable, without reference to the conflict of laws provisions thereof. Any disputes involving this Agreement or the related Restricted Stock Unit Award will be heard and determined before the Delaware Court of Chancery or if not maintainable therein, then before an appropriate federal or state court located in Delaware, and you and the Company each agree to submit yourself and your respective property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes, in each case, as permitted.
10.Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.
11.Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.
12.Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
13.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.
14.Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Agreement be administered in all respects in accordance with Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that constitutes non-qualified deferred compensation subject to Section 409A of the Code.
15.Data Privacy. You understand that the Company and the Company subsidiary for which you work may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, any Shares or directorships held in the Company, details of all PBRSUs. By accepting the PBRSUs, you explicitly and unambiguously consent to the collection, use, transfer, holding, storage and disclosure in electronic or other form, of your personal data as described in this Agreement and any other Award grant materials (“Data”) by and among, as applicable, the Company, its subsidiaries and Affiliates (collectively referred to in this Data Privacy section as the “Company”) and certain third party service providers including, but not limited to, Plan brokers, financial advisers and legal counsel, engaged by the Company (collectively, the “Providers”) for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Data which may be collected, used, transferred, held, stored or disclosed by the Company and the Providers consists of certain Data about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PBRSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor. The Data may also include information relating to your health (for example, where your employment terminates due to death or Disability). You further understand that such collection, use, transfer, holding, storage or disclosure of the Data may be necessary for the purpose of implementing, administering and managing the Plan and complying with applicable laws, regulations and legislation. You understand that the Company or the Providers may be located in the United States or elsewhere, and that the laws of the country in which the Company and the Providers collect, use, transfer, hold, store or disclose the Data may have different legal protections for the Data than your country. However, regardless of the location of the Data, the Company protects the Data through reasonable physical, technical and administrative safeguards and requires that the Providers also have such safeguards in place. You understand that you may, at any time, request a copy of your Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting your local human resources representative in writing. You understand that refusing or withdrawing your consent may affect your ability to participate in the Plan as more fully described below. You understand that you are providing the consent herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant PBRSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
16.Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.
[Signature Page Follows]

COLGATE-PALMOLIVE COMPANY

_______________________________________
Authorized Signature

Using the Merrill Benefits Online system or other available means, you must accept the above PBRSUs in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that you have read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee. If you do not do so within 180 days of the Grant Date on the Notice of Grant, then the PBRSUs will become null and void and will be forfeited.

EXHIBIT A

Performance Criteria for 2022-2024 PBRSU Award under
Colgate Palmolive Company 2019 Incentive Compensation Plan

1.The number of PBRSUs earned will be determined based on (a) Relative Net Income Growth; (b) Relative Organic Sales Growth; and (c) Free Cash Flow Productivity, subject to adjustment by the TSR modifier, all as set forth below.

2.For purposes of the basic calculation (pre-TSR modifier), (a) the Relative Net Income Growth measure is weighted 30%, (b) the Relative Organic Sales Growth measure is weighted 50%, and (c) the Free Cash Flow Productivity measure is weighted 20%.

3.The Relative Net Income component is calculated as follows:

Company Relative Net Income Growth	Payout as a % of Target Award
High	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

To the extent the Company’s Relative Net Income Growth percentile falls between two applicable values, the applicable payout percentage shall be interpolated on a linear basis.

4.The Relative Organic Sales Growth component is calculated as follows:

Company Relative Organic Sales Growth	Payout as a % of Target Award
High	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

To the extent the Company’s Relative Organic Sales Growth percentile falls between two applicable values, the applicable payout percentage shall be interpolated on a linear basis.

5.The Free Cash Flow Productivity component is calculated as follows:

Company’s Free Cash Flow Productivity	Payout as a % of Target Award
110% or above	200%
102.5%	150%
95%	100%
75%	50%
Below 75%	0%

To the extent the Company’s Free Cash Flow Productivity percentage falls between two applicable values, the applicable payout percentage shall be interpolated on a linear basis.

6.The number of PBRSUs determined based on the immediately preceding paragraphs 3 through 5 will increase or decrease by up to 25% based on the Company’s TSR relative to the Compensation Peer Group, as follows:

Company’s TSR Relative to Compensation Peer Group	Award Modifier
≥75th percentile	+25%
60th percentile	+15%
50th percentile	0
40th percentile	-15%
≤25th percentile	-25%

To the extent the Company’s TSR relative to the Compensation Peer Group is between the values set forth in the table above, the TSR award modifier shall be interpolated on a linear basis.

7.The maximum number of Shares that may be earned shall equal 250% of the Target PBRSUs.

8.Notwithstanding anything to the contrary contained herein, in the event the Company’s TSR is negative, the maximum number of Shares that may be earned shall equal the number of Target PBRSUs.

9.Sample Calculation (for illustrative purposes only)

If the Company achieves Relative Net Income performance at the 50th percentile, Relative Organic Sales Growth performance at the 75th percentile, Free Cash Flow Productivity at 75% and TSR at the 60th percentile:

	Performance Achieved	Award Payout	Weight	% of Target Award Earned	Pre-TSR Modifier Payout	Total Payout (with TSR Modifier)
Relative Net Income Growth	50th Percentile	100% of Target Award	30%	100% * 30% = 30%	(30% + 75% +10%) 115% of Target Award	115%*115%= 132.25% of Target Award
Relative Organic Sales Growth	75th Percentile	150% of Target Award	50%	150% * 50% = 75%
Free Cash Flow Productivity	75%	50% of Target Award	20%	50% * 20% = 10%

10.For purposes of this Exhibit, the following terms are defined as set forth below:

a.“Compensation Peer Group” means Campbell Soup Company, The Clorox Company, The Coca-Cola Company, Conagra Brands, Inc., The Estee Lauder Companies Inc., General Mills, Inc., Johnson & Johnson (until such time, if any, as Johnson & Johnson’s consumer business is spun off into a separate entity, at which point Johnson & Johnson will be replaced by the spun-off entity), Kellogg Company, Kimberly-Clark Corporation, The Kraft Heinz Company, Mondelez International, Inc., PepsiCo, Inc., The Procter and Gamble Company, Reckitt Benckiser Group plc and Unilever PLC. If any company contained in the Compensation Peer Group ceases to be a company whose shares are publicly traded during the Performance Period or in the event of any other extraordinary circumstance as determined by the Committee, that Company will be excluded from the Compensation Peer Group for purposes of all determinations regarding this Award.

b.“Free Cash Flow Productivity” means, with respect to the Performance Period, the sum of the actual reported free cash flow before dividends as a percentage of actual reported GAAP Net income including non-controlling interests for each year of the Performance Period divided by three.

c.“Net Income Growth” means, with respect to the Performance Period, the sum of the actual, reported non-GAAP net income growth of the applicable company for each year of the Performance Period divided by three.

Exhibit A-2

d.“Organic Sales Growth” means, with respect to the Performance Period, the sum of the actual reported organic sales growth of the applicable company for each year of the Performance Period divided by three.

e.“Performance Period” means the period from January 1, 2022 through December 31, 2024.

f.“Relative Net Income Growth” means, with respect to the Performance Period, a percentage indicating the Company’s Net Income Growth relative to the Net Income Growth of all of the other companies in the Compensation Peer Group.

g.“Relative Organic Sales Growth” means, with respect to the Performance Period, a percentage indicating the Company’s Organic Sales Growth relative to the Organic Sales Growth of all of the other companies in the Compensation Peer Group.

h.“TSR” means, with respect to the Performance Period, the increase in stock price (taking into account any stock split, recapitalization or similar event) from the beginning of the Performance Period to the end of the Performance Period, plus dividends paid during the Performance Period and assuming such dividends have been reinvested. For purposes of measuring TSR, the stock price at the beginning of the Performance Period shall equal the closing price of a share on December 31, 2021 and the stock price at the conclusion of the Performance Period shall equal the closing price of a share on the last trading day of calendar year 2024. In the event Johnson & Johnson’s consumer business is spun off into a separate entity during the Performance Period, TSR for the spun-off entity shall be measured by using a weighted average (based on the amount of time during the Performance Period the spun-off entity exists) of the TSR for Johnson & Johnson through the last trading day prior to the spinoff and the TSR for the spun-off entity from the first trading day of such entity through the last trading day of calendar year 2024.

Note: For purposes of determining the Organic Sales Growth and Net Income Growth for each of the companies in the Compensation Peer Group for the last year of the Performance Period, unless otherwise determined by the Committee, the Organic Sales Growth and Net Income Growth publicly reported for the three most recent 12-month periods that have been disclosed as of the day before the date of the Committee’s regularly scheduled meeting in February 2025 shall be used.

11.Notwithstanding anything to the contrary contained herein, the Committee shall have the discretion to adjust the number of PBRSUs earned (and the number of Shares delivered) upward (but not in excess of 250% of the Target PBRSUs) or downward, including to reflect the occurrence of extraordinary events (as determined by the Committee).
Exhibit A-3

Annex A
Prohibited Conduct

1.Defined Terms.
a.“Covered Products” means any product, composition, formulation, process, machine or service of any person or organization (other than the Company or an Affiliate) in existence, being researched or under development that competes with, or is intended to compete with, a product, composition, formulation, process, machine or service being researched or under development, produced, distributed, marketed, sold or licensed by the Company or an Affiliate (i) related to any aspect of any one of the Company’s or an Affiliate’s lines of business on which you have worked during the Relevant Period, or (ii) for which you have confidential information of the Company or an Affiliate.
b.“Prohibited Geography” means any country, geography, territory, region or division with respect to which you have worked, provided services or advised the Company or an Affiliate in any capacity.
c.“Relevant Period” means the 12-month period immediately prior to the termination of your employment with the Company or an Affiliate.
d.“Restricted Time” means the period during which you are employed by the Company or an Affiliate plus the 12-month period immediately following the termination of your employment with the Company or an Affiliate for any reason.
2.Restrictive Covenants. Each of the covenants contained in Paragraphs 2(a)-(c) of this Annex A are collectively referred to as the “Restrictive Covenants.”
a.Non-Compete.
i.During the Restricted Time, you will not, without the prior written consent of the Company’s Chief Human Resources Officer or Chief Legal Officer, either directly or indirectly, for yourself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, serve as a director, officer, employee, consultant, contractor or advisor of, provide services or advice in any capacity to, or acquire any ownership interest in an entity that manufactures, markets, sells, develops, distributes or produces Covered Products in the Prohibited Geography. Notwithstanding the foregoing, you will not be considered to be in violation of this covenant solely by reason of owning, directly or indirectly, up to 5% in the aggregate of any class of securities of any publicly traded corporation engaged in the prohibited activities described above.
ii.In the event of a termination of your employment with the Company or an Affiliate, you agree to disclose to your Human Resources Representative in writing, at least fourteen (14) days prior to your anticipated last day of employment with the Company or Affiliate, as applicable, the name of any new employer and the scope of your role with that employer in order to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants. You further agree that during the Restricted Time, you will provide notice to the Company as set forth in Paragraph C.7 of this Agreement, of any new employer or new role with any employer at least fourteen (14) days prior to assuming that new role to allow the Company a reasonable period of time to determine whether that role is in breach of the Restrictive Covenants.
b.Non-Interference. With respect to Covered Products, during the Restricted Time, you will not solicit or sell to (or attempt to solicit or sell to) any customer or prospective customer, or any supplier, licensee or other business relation of the Company or an Affiliate (each, a “Restricted Third Party”) (i) for which you had, directly or indirectly, responsibility on behalf of the Company or an Affiliate during the Relevant Period, or (ii) for which you have confidential information of the Restricted Third Party, , nor will you induce (or attempt to induce) any Restricted Third Party to cease or diminish doing business with the Company or an Affiliate or in any way interfere with the relationship between any Restricted Third Party and the Company or an Affiliate. A “prospective customer” of the Company or an Affiliate is a person or entity with whom the Company or an Affiliate was engaged in communications or negotiations to provide services or sell Covered Products during the Relevant Period.
Annex A-1

Annex-A
b.Employee Non-Solicitation. During the Restricted Time, you will not in any way, including through someone else acting on your recommendation, suggestion, identification or advice, (i) solicit, employ or retain any person who is employed by the Company or an Affiliate, or (ii) otherwise induce or attempt to induce (A) any such person to terminate his or her employment with the Company or an Affiliate or to accept any position with any other entity, or (B) any prospective employee not to establish an employment relationship with the Company or an Affiliate. A “prospective employee” is a person who was in communications or negotiations to become an employee of the Company or an Affiliate during the Relevant Period.
3.Reasonableness of Provisions. You agree that: (a) the terms and provisions of this Agreement (including Annex A) are reasonable; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the Restrictive Covenants are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement gives rise to the Company’s interest in the Restrictive Covenants set forth in this Annex A.

4.Repayment and Forfeiture. You specifically recognize and affirm that each of the Restrictive Covenants is a material and important term of this Agreement which has induced the Company to provide for the award of the PBRSUs granted hereunder. You further agree that in the event that the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion: (a) cancel any unvested PBRSUs granted hereunder, including PBRSUs that would otherwise have vested upon Retirement; and (b) require you to pay to the Company the Net Proceeds (as defined below) of any PBRSUs that vested during the Look-Back Period (as defined below). You will pay to the Company the Net Proceeds in cash upon demand, and the Company will be entitled to set off against any amount due to you from the Company or an Affiliate, including but not limited to any bonus payments, the amount of any such Net Proceeds, to the extent that such set-off is not inconsistent with Code Section 409A or other applicable law. For purposes of this Paragraph 4, the term “Net Proceeds” means the aggregate value of the Shares covered by the PBRSUs that have vested, less any applicable taxes withheld by the Company, determined based on the Fair Market Value of such Shares on the applicable vesting date. The “Look-Back Period” means the longer of the following two periods: (i) the 12-month period immediately preceding the date on which the Company becomes aware of a breach or attempted or threatened breach of any of the Restrictive Covenants; or (ii) the six-month period immediately prior to the date of the termination of your employment with the Company or an Affiliate through the date on which the Company became aware of the breach or attempted or threatened breach, provided the date on which the Company becomes aware of the breach or attempted or threatened breach is no later than 12 months after the date of termination.

5.Equitable Relief. In the event the Company determines that you have breached or attempted or threatened to breach any of the Restrictive Covenants, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company will be entitled, upon application to any court, tribunal or arbitrator of competent jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
6.Extension of Restrictive Period. You agree that the Restricted Time will be extended by any time during which you are in violation of any of the Restrictive Covenants.

7.Acknowledgments. You and the Company agree that it is our mutual intent to enter into a valid and enforceable agreement. You and the Company acknowledge the reasonableness of the Restrictive Covenants, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. You further acknowledge that your skills are such that you can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent you from earning a living. You acknowledge that the remedies set forth in this Agreement are not the exclusive remedies and the Company may avail itself of other remedies at law or in equity in the event you breach any of the Restrictive Covenants.

8.Provisions Independent. The Restrictive Covenants will be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action you bring against the Company or an Affiliate, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.
Annex A-2

Annex-A

9.Notification of Subsequent Employer. You agree that the Company may notify any person or entity employing you or evidencing an intention of employing you of the existence and provisions of this Agreement.

10.Transfers to a Related Entity. In the event you transfer to an Affiliate as a result of actions by the Company, any reference to “Company” in this Annex A will be deemed to refer to such Affiliate in addition to the Company.

Very truly yours,

COLGATE-PALMOLIVE COMPANY

By
Annex A-3